Exhibit 10.4

MASTER SUPPLY AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

        THIS MASTER SUPPLY AGREEMENT ("Agreement") is dated and made effective this 10th day of  December, 2002 (the "Effective Date") by and between Quantum Corporation, a Delaware corporation having its principal place of business at 501 Sycamore Street, Milpitas, California 95035, and its wholly-owned subsidiaries and Affiliates (collectively “Quantum”), and Jabil Circuit, Inc., a Delaware corporation, having its principal place of business at 10560 Ninth Street North, St. Petersburg, Florida, 33716 and its wholly-owned subsidiaries and Affiliates (collectively “Jabil”).

W I T N E S S E T H:

        WHEREAS, Jabil Circuit Sdn. Bhd. (Company No. 336537-M), a corporation organized under the laws of Malaysia and having its registered office at 56 Hilir Sungai Keluang 1, Bayan Lepas F12 IV 11900 Penang, Malaysia (“JCS”) and Quantum Peripherals (M) Sdn. Bhd. (Company No. 267908-V) (“QPM”), a company established under the laws of Malaysia having its principal place of business at Plot 21 (A), Bayan Lepas, F1Z4, 11900 Penang, Malaysia, (the “Facility”) have entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement") dated August 29, 2002, under which  QPM is selling to JCS, and JCS is purchasing from QPM, substantially all of the operations located at the Facility conducted by QPM at the Facility as described on Exhibit A to the Asset Purchase Agreement (the "Acquired Operations"), which such Acquired Operations include, but are not limited to, the assembly and fulfillment operations of the Products set forth in Article 1.14 below and JCS is willing to assume certain obligations relating to the Acquired Operations, all upon the terms and conditions set forth in the Asset Purchase Agreement; and

        WHEREAS, Jabil will become a major supplier of products and services relating to the assembly and fulfillment operations for the Products, as defined in Article 1.14 hereof; and

        WHEREAS, Quantum and Jabil desire to enter into an agreement under which Jabil will provide assembly and fulfillment services to Quantum following the closing of the transactions contemplated by the Asset Purchase Agreement.

        NOW, THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound hereby, do agree as follows:

Article 1.	DEFINITIONS

1.1	“Affiliate” shall mean any entity in which either party owns, directly or indirectly, more than 50% of the outstanding securities, or can otherwise exercise direct control.

1.2

"Applicable Laws" shall mean any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the parties and their Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

***** Confidential treatment has been requested for omitted portions.
1.3

"Approved Vendor List" or “AVL” shall mean the written list of third party suppliers or contractors of materials, parts and components utilized by Jabil in the manufacture and assembly of the Products hereunder, which have been supplied or approved by Quantum.

1.4

“Base Platform” shall mean (i) with respect to the DLT Products (those Products which are not SSG Products as defined in Article 1.24), that part of the Products that utilize mechanical subassemblies to pull digital linear tape media across read/write heads to record and read data for storage purposes; and (ii) with respect to the SSG Products (as that term is defined in Article 1.24 hereof), that part of the Products that uses a shuttle mechanism for delivery and retrieval of tape media from the drive.

1.5

“Commercially Reasonable Efforts” or "Commercially Reasonable Time" means those efforts or that period of time, as the case may be, that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations.  “Relevant commercial considerations” shall be deemed to include, without limitation, (i) all pertinent facts and circumstances; (ii) financial costs; (iii) resource availability and impact; (iv) probability of success; and (v) other commercial practicalities.

1.6

"Competitive Price" or "Competitive Pricing" shall mean a per-unit price for any product that is equal to, or less than, the per-unit price offered to Quantum for the manufacture and assembly of that product in accordance with Quantum’s Specifications by another person, firm, corporation, or other entity that has the facilities, personnel, experience and technical expertise to manufacture and assemble those products to Quantum’s reasonable satisfaction.  *****.

1.7

"Confidential Information" shall include both the Jabil and Quantum Confidential Information and further include all information, other than that which is in the public domain, relating to the Products, or to the business, assets, finances, financial condition, suppliers, customers, plans or prospects of any party to this Agreement.  Quantum’s Confidential Information shall include all of the Quantum Technology, and may include (by way of illustration and not limitation) financial information, business plans, pricing information and data regarding customers, suppliers and employees.  Jabil's Confidential Information shall include, by way of illustration and not limitation, software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to Jabil and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, supplier contracts and information, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data.  Confidential Information may be disclosed hereunder from one party to another party hereto orally, in writing or in any other tangible medium; provided, however, that all such Confidential Information shall be:  (i) tangible medium and marked "confidential"; (ii) identified by one of the parties hereto to the other party orally or in writing as to the confidential nature of such information; or (iii) information where due to its nature or character, a reasonable person under similar circumstances would treat such information as confidential.

***** Confidential treatment has been requested for omitted portions.

1.8

"Configuration Requirements" shall mean the unique configuration requirements for any of the Products to be manufactured and assembled by Jabil hereunder as specified and communicated by Quantum to Jabil by means of the statement of work accompanying the Sales Order or MDS for those Products submitted by Quantum under Article 2.3 hereof.

1.9

“Follow-On or Derivative" products shall mean those products that are designed and/or developed by Quantum during the Term hereof and that (i) incorporate tape media; (ii) are based upon and incorporate the Quantum Technology and the Quantum Product IP and any improvements or enhancements thereto; and (iii) use the same Base Platform as the preceding Product.

1.10

“Governmental Authority” means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including, but not limited to, the Malaysian Industrial Development Authority, the Ministry of International Trade & Industry, Malaysia, Penang Development Corporation Malaysia and the state authority of the State of Penang, Malaysia.

1.11

"Improvements and Modifications" shall mean and include any and all updates, changes, engineering changes, adaptations, enhancements and/or modifications supplied or approved by Quantum that:  (i) correct any errors or defects in any of the Products; (ii) improve or enhance the existing functions of any of the Products; (iii) change any of the functions or add new features or functions to any of the Products; or (iv) reduce the cost of manufacturing and assembling any of the Products.

1.12

"Jabil’s Created Technology" shall mean and include any and all discoveries, inventions, know-how, technical information, procedures, manufacturing and other processes, software, firmware and technology created, developed, obtained or reduced to practice by or for Jabil which are:  (i) incorporated or embodied in any of the Products, including any Improvements or Modifications thereof; or (ii) used by Jabil in the manufacture or assembly of any of the Products, or otherwise used in Jabil’s performance of its obligations under this Agreement.

***** Confidential treatment has been requested for omitted portions.

1.13

"Jabil's Existing Technology" shall mean and include any and all discoveries, inventions, know-how, technical information, procedures, manufacturing and other processes, software, firmware and technology owned by, or licensed to, Jabil, or otherwise known to the Jabil, as of the Effective Date of this Agreement that are used by Jabil at any time during the Term in the manufacture and assembly of the Products hereunder.

1.14	“Long-Lead Time Components” shall mean a component or material used in the manufacture and assembly of the Products for which the lead-time is in excess of twelve (12) weeks.

1.15	“Manufacturing Offset” shall mean the time required by Jabil to manufacture, test and assemble the Products.

1.16

“Products” shall mean those Quantum Products as listed on Exhibit B, and any and all Follow-On or Derivative products; provided, however, that such Follow-On or Derivative products are subject to Competitive Pricing; and provided further that the Follow-On or Derivative Products shall not include any product for which any Quantum Party acquires the right to manufacture, market, distribute and/or sell at any time after May 20, 2002, pursuant to any merger, acquisition, joint venture, partnership or license agreement with any other person, firm, corporation or other entity.

1.17

“Quantum Intellectual Property” shall mean and include any and all patents, copyrights, designs, mask work or semiconductor circuit design rights, trademarks, service marks, trade names and other proprietary rights, and all registrations thereof and applications therefor now or hereafter incorporated in, relating to, or associated with any of the Products and/or the manufacture thereof.

1.18	“Quantum IT Software and Infrastructure” shall mean the software and operational IT infrastructure currently used by Quantum and QPM in the manufacture and assembly of the Products.

1.19	"Quantum OEM Customer" shall mean any Quantum original equipment manufacture customer.

1.20	"Quantum Process IP" shall mean that subset of the Quantum Technology and Quantum Intellectual Property that pertains to processes for manufacturing the Products.

1.21	"Quantum Product IP" shall mean that subset of the Quantum Technology and Quantum Intellectual Property that pertains to, or is incorporated into, any of the Products.

1.22

The "Quantum Technology" shall mean and include all designs, concepts, drawings, blueprints, models, methods, Specifications, bills of materials, manufacturing equipment requirements, manufacturing data and procedures, performance data and criteria, quality assurance standards, computer software and firmware know-how and other technical information, in whatever form, tangible or intangible, relating to the design, development, manufacture, production, configuration, operation, maintenance and/or repair of any or all of the Products.

***** Confidential treatment has been requested for omitted portions.

1.23

“Sales Order” shall mean the binding order for Products (including any Purchase Order, in the case of the SSG Products) issued by Quantum to Jabil indicating type of Products, Configuration Requirements, delivery date, quantity of Products and shipping instructions.

1.24

The "Specifications" shall mean Quantum’s specifications for manufacture and assembly of each of the Products, as supplied or approved by Quantum and notified to Jabil in writing as of the Effective Date of this Agreement and/or from time to time during the Term, which shall include, but will not be limited to,:  (i) Configuration Requirements; (ii) Improvements and Modifications; (iii) those product requirements for Product packaging and storage detailed in the then current Quantum Supplier Quality Management Handbook or otherwise specified in writing; (iv) testing requirements; and (v) written waivers to previously agreed specifications that are issued by Quantum, or amended in writing, at their sole discretion from time to time during the Term.

1.25

“Strategic Components” are those components of the Products identified in Exhibit A for which Quantum will retain certain process qualification and direct vendor relation responsibilities (but not primary procurement or processing responsibilities), in accordance with the provisions of Article 4.3 hereof.

1.26	The "SSG Products" shall mean that subset of the Products including the Autoloader, Canister Assemblies and M1500 Products.

1.27

“Workmanship” shall mean that standard of care used by Jabil to manufacture and assemble the Products (including, but not limited to, the incoming inspection of components and materials) in accordance with the Specifications.

Article 2:	DEFINITIONS

2.1

Quantum shall submit quarterly forecasts, which shall set forth the anticipated requirements of Quantum for each of the Products for the rolling twelve (12) month period to which each such Forecast pertains (the “Forecast”); provided, however, that each Forecast submitted by Quantum under this Article 2.1 shall be in quarterly increments and is intended for planning purposes only, and no such Forecast shall be binding upon any of the parties hereto, except to the extent that such Forecast shall be express authorization for Jabil to purchase in accordance with any applicable component supplier’s minimum order quantity requirements all Long Lead-Time Components and other components on a lead-time plus Manufacturing Offset basis required in order to meet the Forecast. From time to time, the parties shall meet to review, monitor and revise, as appropriate, the list of Long Lead-Time Components. The requirements for the manufacture and assembly of the Products shall be set forth in the Master Demand Schedules ("MDS") submitted by Quantum to Jabil in accordance with Article 2.2 hereof.  The Configuration Requirements for the Products manufactured and assembled by Jabil shall be set forth in the Sales Orders submitted by Quantum to Jabil pursuant to Article 2.3 hereof.

***** Confidential treatment has been requested for omitted portions.

2.2

On a weekly basis (except with respect to SSG Products which shall be on a monthly basis) during the Term, Quantum shall submit to Jabil an MDS for the Products to be manufactured and assembled by Jabil during the rolling twelve (12) week period to which each such MDS pertains. Quantum will provide Jabil with recommended inventory levels for basic drive assemblies, in an unconfigured format (“BDA”), for safety stock inventory and critical component inventory at levels to be mutually agreed upon by the parties.  Quantum will also provide Jabil with recommended inventory levels for BDA surge inventory and critical component inventory required for final configuration.  Jabil and Quantum will negotiate these inventory levels in good faith.

2.3

During the Term, Quantum shall submit Sales Orders to Jabil for the Products to be configured by Jabil.  Each such Sales Order submitted by Quantum under this Article 2.3 shall include a statement of work, which shall set forth any and all Specifications, including, but not limited to, the Configuration Requirements, for the Products to be supplied by Jabil pursuant to that Sales Order.

2.4

Each MDS submitted by Quantum to Jabil under Article 2.2 hereof, and each Sales Order submitted by Quantum to Jabil under Article 2.3 hereof, shall constitute a binding order by Quantum for the Products listed on that MDS or that Sales Order, as the case may be, subject to the provisions of Article 2.5 hereof governing the cancellation and rescheduling of orders for the Products.  Jabil shall accept the orders for all Products set forth on each MDS or Sales Order, as the case may be, submitted by Quantum hereunder unless the quantity of Products ordered by Quantum on that MDS or Sales Order for any calendar week exceeds the quantity of such Products set forth in the applicable Forecast and is inconsistent with the terms and conditions of Exhibit C, Section 1(b) ("Reschedule, Cancellation, Obsolete, EOL Slow Moving Inventory").

2.5

Quantum may cancel or reschedule the delivery date(s) for any or all of the Products ordered pursuant to any MDS or Sales Order submitted by Quantum to Jabil subject to the written notice, timetable, and cancellation or rescheduling fee requirements set forth on Exhibit C hereto ("Reschedule, Cancellation, Obsolete, EOL Slow Moving Inventory").  All costs incurred by Jabil as a result of the rescheduling or cancellation of any MDS or Sales Order under this Article 2.5 shall be payable by Quantum within ten (10) days after the date of Jabil's invoice therefor.  Such costs incurred by Jabil shall be subject to:  (i) the terms set forth in Exhibit C; and (ii) Jabil's duty of mitigation under Article 2.6.

2.6	Jabil will use Commercially Reasonable Efforts to mitigate the costs associated with the cancellation or rescheduling of any MDS or Sales Order by Quantum as follows:

***** Confidential treatment has been requested for omitted portions.

(a)

as soon as commercially practicable, reduce or cancel all pending purchase orders for materials, parts and components for the Products covered by that MDS or Sales Order, as the case may be, to the extent that Jabil is contractually permitted to do so;

(b)

return all unused materials, parts and components for the Products covered by that MDS or Sales Order, as the case may be, to the suppliers thereof, to the extent that Jabil is contractually permitted to do so, provided, however, that Quantum shall be responsible for any approved restocking charges;

(c)

sell any remaining materials, parts and components for the Products covered by that MDS or Sales Order, as the case may be, to one or more other persons, firms, corporations or other entities, provided, however, Quantum shall be responsible for the difference between the sale price  and the actual purchase price for such materials, parts and components; and

(d)

provide Quantum with all assistance reasonably requested by Quantum in determining whether the work in process for the Products covered by that MDS or Sales Order should be completed, scrapped or shipped to Quantum "as is".

Article 3:	Manufacturing Services

3.1

Subject to the terms and conditions of this Agreement, Jabil shall manufacture, assemble and supply to Quantum one hundred percent (100%) of Quantum’s requirements for the Products and, subject to Article 3.9, Follow-On or Derivative Products throughout the Term, unless this Agreement is altered or terminated as to certain Products only in accordance with the provisions of Article 9 hereof.  All of the Products manufactured and assembled by Jabil hereunder shall conform to the Specifications and to the Configuration Requirements set forth on any statement of work, and shall be delivered to Quantum, in accordance with the applicable MDS or Sales Order, as the case may be, as submitted by Quantum to Jabil in accordance with the provisions of Article 2.2 or Article 2.3 hereof.

3.2

All Products to be supplied by Jabil under this Agreement shall be tested by Jabil in accordance with testing procedures and quality assurance standards supplied or approved by Quantum, the Specifications, under the Quantum Quality Assurance Plan and under ISO 9002 quality assurance standards, and/or as otherwise notified in writing by Quantum to Jabil (the “Quantum Tests”).  Jabil shall not ship any Product that has not passed the Quantum Tests specified for such Product, unless otherwise agreed to in writing by Quantum. Jabil and Quantum shall negotiate in good faith and come to mutual agreement on a method for determining the amount of any costs and expenses for initial ISO certification and any additional certifications which the Parties mutually determine to obtain that will be reimbursed by Quantum to Jabil.

***** Confidential treatment has been requested for omitted portions.

3.3	*****.

3.4

All Products to be supplied by Jabil under this Agreement shall be packaged for international shipment and shipped by Jabil to Quantum or their respective customers in accordance with the packing and shipping Specifications supplied or approved in writing by Quantum to Jabil under Article 7.3 hereof.  Quantum shall be solely responsible for the sufficiency and adequacy of any packing and shipping Specifications and instructions as well as delivery dates and ship to locations.

3.5

Prior to the Effective Date of this Agreement, Quantum shall deliver to Jabil the Specifications for the Products, documents and materials that contain or embody all of the Quantum Technology and such of Quantum’s Confidential Information as Quantum reasonably determines to be necessary or appropriate for Jabil to manufacture, assemble and supply the Products in accordance with this Agreement.  Jabil shall use the Specifications, the Quantum Product IP and such Quantum Confidential Information, which does not include the Quantum Process IP, solely for the performance of its obligations under this Agreement, and for no other purpose whatsoever, except as otherwise authorized in writing by Quantum.

3.6

Quantum warrants that the Specifications, the Quantum Technology, ISO procedures, calibration and maintenance records for all equipment involved in the manufacture of the Products and Quantum’s Confidential Information delivered by Quantum or QPM, to Jabil under Article 3.5 hereof, constitute all of the Specifications, Quantum Technology and Quantum Confidential Information used by Quantum or QPM in the manufacture, assembly and supply of the Products immediately prior to the Effective Date of this Agreement.

3.7
(a)

Subject to the provisions of Article 3.7(b), Jabil shall be solely responsible for furnishing all facilities, machinery and equipment, labor, manufacturing processes (including basic specifications, ISO procedures and calibration and maintenance of all equipment involved in the manufacture of the Products in accordance with the equipment manufacturers' specifications), manufacturing technology (other than the Quantum Technology), systems, transportation logistics and, subject to the provisions of Article 4 hereof, materials, parts and components for the performance of Jabil's obligations under this Agreement.  The parties agree to perform a joint qualification of the lines for the manufacturing and assembly of the Product for the purpose of verifying the adequacy of the facilities, machinery and equipment, labor, manufacturing processes and technology and systems sufficient to fulfill Quantum’s requirements of the Products, as set forth in Exhibit B.

***** Confidential treatment has been requested for omitted portions.

(b)

The parties hereby acknowledge that Quantum or QPM has used:  (i) certain tooling owned by Quantum or QPM suppliers or customers and consigned to Quantum or QPM ("Supplier and Customer Tooling"); and (ii) certain test equipment owned by Quantum (the "Quantum Owned Test Equipment"), in the manufacture and assembly of the Products prior to the Effective Date of this Agreement.  Quantum shall make all such Quantum Owned Test Equipment heretofore consigned to, or owned by, Quantum or QPM available to Jabil, at no charge to Jabil, for use by Jabil solely in the manufacture and assembly of the Products in accordance with the provisions of this Agreement.  Quantum shall be solely responsible for the maintenance of all such Quantum Owned Test Equipment throughout the Term in accordance with the maintenance Specifications provided by Quantum.  Quantum shall also make all of the Supplier and Customer Tooling available for use by Jabil solely in the manufacture and assembly of the Products in accordance with the written Specifications of the Quantum Parities.

3.8

Quantum shall have the right, upon reasonable prior written notice, during normal business hours, to inspect and review Jabil's manufacture and assembly of the Products.  Upon reasonable prior written notice from Quantum, subject to execution of a non-disclosure agreement in a form acceptable to Jabil prior to such inspection, Quantum’s OEM Customers shall also have access to inspect and review the manufacturing and assembly of the Products provided that the Quantum OEM Customer is accompanied at all times by both a Quantum employee and Jabil employee.  Any and all of Jabil's Confidential Information disclosed, revealed or otherwise made available to Quantum shall be subject to the confidentiality provisions of this Agreement.    Any inspection by Quantum or by any Quantum OEM Customer of Jabil's manufacture and assembly of the Products hereunder shall not be deemed to (i) constitute the acceptance by Quantum or by that Quantum OEM Customer, as the case may be, of any such Products; or (ii) affect or impair Jabil's warranty with respect to such Products, as set forth in Article 11.2 hereof.

3.9

Subject to the terms and conditions of this Agreement, Jabil shall manufacture, assemble and supply to Quantum one hundred percent (100%) of Quantum’s requirements for the Follow-On or Derivative Products throughout the Term provided that Jabil maintains Competitive Pricing for such Follow-On or Derivative Products.

3.10	*****.

***** Confidential treatment has been requested for omitted portions.

3.11

Attached to this Agreement as Exhibit B are the parties' mutually agreed goals and schedule for the reduction in Jabil's cost of manufacturing, assembling and supplying the Products to Quantum hereunder.  *****. The cost reduction goals set forth in Exhibit B hereof are based on the forecast of Quantum’s requirements of the Products set forth in Exhibit B.  The Parties further agree that they shall implement the quarterly meeting scheme set forth in Exhibit B.

3.12	*****.

3.13

As soon as reasonably practicable after the Effective Date of this Agreement, the parties shall implement an electronic interface (EI) between Quantum and Jabil in order to facilitate the ordering and production planning of the Products and other communications between and among the parties hereto.  This EI system will include, at a minimum, the ability of Quantum to obtain real-time data on manufacturing processes and procedures, as well as accurate estimates of delivery dates.

Article 4:	Procurement of Parts, Components and Materials

4.1

Subject to the provisions of Article 4.3 hereof, Jabil shall procure all materials, parts and components required for the manufacture and assembly of the Products throughout the Term from the suppliers on the Approved Vendor List.  Quantum shall use Commercially Reasonable Efforts to make Jabil the beneficiary of any and all existing Quantum supplier contracts for the procurement and supply of all such materials, parts and components.

***** Confidential treatment has been requested for omitted portions.

4.2

Jabil shall obtain all materials, parts and components for the Products under Article 4.1 hereof solely from those suppliers listed on the Approved Vendor List. In the event that Jabil reasonably determines that the procurement of one or more materials, parts or components from suppliers on the most current AVL: (i) is inconsistent with Jabil’s cost reduction goals, as set forth on Exhibit B hereof; (ii) will not meet Quantum’s quality assurance standards, as specified in Article 3.2 hereof; or (iii) is otherwise inconsistent with the parties' objectives hereunder, Jabil shall give written notice to Quantum of a proposed change to the AVL.  Upon receipt of any written notice of a proposed change to the AVL, Quantum shall use Commercially Reasonable Efforts to work with Jabil to qualify and approve the materials, parts or components to be supplied by the new supplier for use in the manufacture and assembly of the Products, subject to Quantum’s quality assurance standards and commitments to their respective customers with respect to the notification, qualification and approval of sources of supply of materials, parts and components for the Products and the requirements of all Quantum OEM Customers; provided, however, that Jabil shall not implement any change to the AVL until the supplier has been approved in writing by Quantum for addition to the AVL.

4.3

During the Term, Quantum shall retain certain process qualification and direct vendor relation responsibilities (but not primary procurement or processing responsibilities) for the Strategic Components.  Quantum shall provide a list of qualified vendors of the Strategic Components to Jabil, so as to permit Jabil to procure those Strategic Components in order to manufacture and assemble the Products for Quantum.  All such Strategic Components procured exclusively for Quantum under this Article 4.3 shall be used by Jabil solely in the manufacture and assembly of the Products hereunder unless otherwise approved by Quantum in writing, and Jabil shall use Quantum Intellectual Property solely for the manufacture and assembly of the Products hereunder, with the exception of the Quantum Process IP as set forth in Article 5.2.

Article 5:	Intellectual Property Licenses

5.1

License to Jabil:  Quantum hereby grants to Jabil a limited, non-exclusive, non-transferable, royalty-free license to use Quantum’s Intellectual Property, the Quantum Product IP and Quantum’s Confidential Information solely and exclusively for the manufacture, assembly and supply of the Products in accordance with the terms and conditions of this Agreement.  Except as specifically provided in Article 5.2 hereof, Jabil shall not utilize any of Quantum’s Intellectual Property, the Quantum Product IP or Quantum’s Confidential Information for any other purpose whatsoever, and Jabil acknowledges and agrees that except as specifically provided in Articles 5.1 and 5.2, Jabil shall acquire no right, title or interest whatsoever in or to any of the Quantum Intellectual Property, the Quantum Product IP or Quantum’s Confidential Information.

***** Confidential treatment has been requested for omitted portions.

5.2

Additional License Rights to Quantum Process IP:  Quantum hereby grants to Jabil a worldwide, non-exclusive, non-transferable (except for the transfer to a Jabil affiliate or its embodiment in any manufactured products), fully paid-up, royalty-free right and license to utilize the Quantum Process IP and Quantum IT Software and Infrastructure in connection with the manufacture and assembly of products for Quantum and any other persons, firms, corporations and other entities.

5.3

License to Quantum Parties:  Jabil hereby grants to Quantum a worldwide, limited, non-exclusive, fully paid-up, royalty-free right and license to use Jabil's Existing Technology and Jabil's Confidential Information insofar as is required for Quantum to use, sell or distribute the Product provided by Jabil pursuant to this Agreement.  Quantum shall not utilize any of Jabil's Existing Technology or Jabil's Confidential Information for any other purposes, and Quantum acknowledges and agrees that, except as specifically provided in this Agreement, Quantum shall acquire no right, title or interest in or to any of Jabil's Existing Technology or Jabil's Confidential Information.

5.4

Without limiting the generality of Article 5.3 hereof, except with respect to a termination of this Agreement for a material breach arising from nonpayment by Quantum, upon the expiration or termination of this Agreement, Quantum shall have the right to use, or to permit another person, firm, corporation or other entity to use such portion of Jabil's Existing Technology and Jabil’s Confidential Information as is required to produce, manufacture, and assemble those Products in production at the time of termination of this Agreement.

5.5

Subject to the provisions of Article 6 hereof, the parties agree that any and all Improvements and Modifications to the Quantum Product IP, even if derived from, or through the use of, Jabil's Existing Technology and/or Jabil's Confidential Information, shall be the sole and exclusive property of Quantum.

Article 6:	Improvements and Modifications

6.1

Quantum’s Improvements and Modifications:  In the event that Quantum develops any Improvements or Modifications to the Products, Quantum shall provide written notice of such Improvements and Modifications to Jabil, which written notice shall include appropriate amendments to the Specifications to incorporate those Improvements or Modifications into the Products.  Within five (5) days after receipt of any written notice from Quantum under this Article 6.1, Jabil shall provide Quantum with written notice of the cost implications (either addition or reduction), if any, of incorporating such Improvements and Modifications into the Products.  In the event that Quantum elects to have those Improvements or Modifications incorporated into the Products, Quantum shall give written notice thereof within a Commercially Reasonable Time after receipt of Jabil’s written notice hereunder, and shall furnish Jabil with the Specifications and other appropriate documents and materials, in an acceptable format, containing or embodying the Quantum Product IP and Quantum’s Confidential Information relating to those Improvements and Modifications.  Jabil’s use of all of the Quantum Technology and Quantum’s Confidential Information relating to all such Improvements and Modifications, as furnished by Quantum under this Article 6.1, shall be in accordance with, and subject to the terms and conditions of, Article 5.1 hereof.

***** Confidential treatment has been requested for omitted portions.

6.2

Jabil’s Improvements and Modifications:  In the event that Jabil develops any Improvements or Modifications to the Products, Jabil shall give timely written notice thereof to Quantum, including the cost implications (either addition or reduction), if any, of incorporating such Improvements and Modifications into the Products.  Quantum shall give written notice to Jabil of its acceptance of such Improvements and Modifications within a Commercially Reasonable Time after receipt of any written notice of such Improvements and Modifications from Jabil under this Article 6.2.  Following the date of Quantum’s written notice of acceptance of such Improvements and Modifications under this Article 6.2 which shall include amended Specifications incorporating the Improvement or Modification, Jabil shall use Commercially Reasonable Efforts to implement the revised Specifications including such Improvements and Modifications on the mutually agreed upon implementation date.

6.3

Jabil will assign to Quantum all right, title and interest in and to the Improvements or Modifications developed by Jabil.  Quantum hereby grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free right and license in and to the Improvements and Modifications.

6.4

Jabil's Created Technology:  Jabil shall disclose in a timely manner to Quantum all of Jabil’s Created Technology pertaining to the Products, any Improvements and Modifications and/or the manufacture and assembly of the Products, created, developed, obtained or reduced to practice by Jabil during the Term.  Quantum shall have the following rights in and to all of Jabil's Created Technology disclosed to Quantum under this Article 6.4:

(a)

Jabil shall assign, transfer and convey to Quantum all rights, title and interests in and to that portion of Jabil's Created Technology that relates directly to the Products or any Improvements and Modifications thereof.  Quantum hereby grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free right and license in and to the Jabil Created Technology relating directly to the Products.

(b)

.Jabil shall grant to Quantum a limited, non-exclusive, transferable, perpetual, worldwide, royalty-free right and license to use that portion of Jabil’s Created Technology that relates to the processes and procedures used by Jabil Malaysia in the manufacture and assembly of the Products.  Quantum shall have the rights to use, and to authorize one or more other persons, firms, corporations, or other entities to use the Jabil Created Technology licensed to Quantum under this Article 6.4(b) in the production, manufacture and assembly of Quantum products.

***** Confidential treatment has been requested for omitted portions.

Article 7:	Pricing, Delivery and Payment Terms

7.1	The parties expressly agree that the prices to be charged for the Products sold to Quantum hereunder shall be those set forth on Exhibit B.

7.2

The prices set forth for each of the Products on Exhibit B shall include all relevant charges associated with the selected shipping terms.  The parties agree to allocate responsibility for shipping, transportation, risk of loss, insurance, and freight forwarding charges applicable to the shipment of the products per the relevant INCOTERMS 2000 notation set forth in Exhibit B, and which party will serve as importer and exporter of record, as defined by the selected terms.  Transfer of title shall occur at the time that risk of loss shifts under the relevant INCOTERM. The parties may agree in writing on other shipping and pricing terms provided that such agreement is approved in writing by a Program Manager or officer of each of the Parties.  With respect to any Products shipped by Jabil to a third-party warehouse or hub to which Jabil retains title and risk of loss, the additional terms in Exhibit D shall apply.

7.3

Quantum shall pay the purchase price for all Products supplied by Jabil hereunder within *****after the later of (i) the date of shipment of those Products by Jabil; or (ii) the date of Jabil's invoice for those Products.  All payments made hereunder shall be in United States Dollars.  Jabil shall have the right to charge Quantum a late fee of 1.5% per month or the maximum amount allowed by law, whichever is less, for any overdue or unpaid invoices that are not subject to a good faith dispute provided that the parties have attempted in good faith to resolve the dispute by escalating the issue to the appropriate financial management of each of the parties.

7.4

In the event Jabil fails to conform to the written shipping instructions furnished by Quantum and such failure causes a material delay in the shipment or delivery of the affected order of Products, Jabil shall immediately work with Quantum and do some or all of the following to rectify such failure at Jabil's sole expense: *****, work necessary overtime, recall the shipment or replace the shipment.  Costs incurred by Jabil pursuant to this Article 7.4 shall not be included in any discussions of cost allocations between the Parties. Jabil's Chronic Failure (defined as more than one failure that causes economic loss to Quantum within a calendar quarter) to conform to written shipping instructions shall be considered a material breach of this Agreement.  Notwithstanding the foregoing, this Article 7.4 shall not apply to the extent such failure by Jabil arises under Article 15.2 (Force Majeure).

***** Confidential treatment has been requested for omitted portions.

Article 8:	Legal Compliance and Export Control

8.1

In the exercise of their respective rights and the performance of their respective obligations, all parties to this Agreement shall comply with all Applicable Laws.  Without limiting the generality of this Article 8.1, each party:

(a)

Shall assist the other in obtaining all licenses, permits, approvals and other governmental authorizations needed to allow shipment of the Products.  Each party agrees that it shall not export, re-export, resell or transfer, or otherwise require the other to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Each party shall provide the other with all licenses, certifications, approvals and authorizations in order to permit the parties to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. Each party shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon on those shipments for which it is the importer of record.

(b)

Agrees that, at all times during the Term, subject to timely notification of any changes in the Products or relevant changes in the laws, it shall maintain all such required licenses, permits, approvals, governmental authorizations, notifications, filings and registrations in full force and effect.

8.2

Without limiting the generality of the foregoing, the parties further acknowledge that all of the Quantum Intellectual Property, the Quantum Technology, Quantum’s Confidential Information, Quantum’s IT Software and Infrastructure, Jabil Existing Technology, Jabil Created Technology and Jabil Confidential Information  (collectively the " Technical Data") are subject to export controls under the laws and regulations of the United States, including, but not limited to the Export Administration Regulations, 15 C.F.R. Parts 730-774.  Jabil and Quantum further acknowledge that all Products manufactured under this Agreement are also subject to such United States export controls.

8.3

In the exercise of its rights, and the performance of its obligations under this Agreement, each party shall comply with all United States export control laws pertaining to the Technical Data and the Products.  Without limiting the generality of this Article 8, neither party shall:

(a)

export, reexport, divert, transfer or disclose any of the Technical Data directly or indirectly to any destination to which the export or reexport of such Technical Data is restricted or prohibited by those United States export control laws and regulations, or to any national or resident thereof; or

***** Confidential treatment has been requested for omitted portions.

(b)	.export any of the Products except in accordance with Quantum’s written instructions.

8.4

Each party shall prepare all export and shipping documentation for each shipment of any of the Products hereunder in accordance with its status as exporter and/or importer of record as set forth in Article 7.

8.5

During the Term and thereafter, upon written request by either party, each party shall make records available to the other so as to permit each party to verify the Parties’ compliance with the export control and compliance obligations under this Article 8.

8.6

In the event Jabil fails to comply with all Applicable Laws and such failure causes a material delay in the shipment or delivery of the affected order of Products, Jabil shall immediately work with Quantum and do some or all of the following to rectify such failure at Jabil's sole expense: expedite freight, work necessary overtime, recall the shipment or replace the shipment and/or resolve (where such Products are under Jabil's control pursuant to the applicable INCOTERMS 2000) or otherwise provide assistance to Quantum in resolving any compliance problems with regulatory authorities caused by Jabil.  Costs incurred by Jabil pursuant to this Article 8.6 shall not be included in any discussions of cost allocations between the Parties. Jabil's Chronic Failure (defined as more than one failure that causes economic loss to Quantum within a calendar quarter) to comply with all Applicable Laws shall be considered a material breach of this Agreement.  Notwithstanding the foregoing, this Article 8.6 shall not apply to the extent such failure by Jabil arises under Article 15.2 (Force Majeure).

Article 9:	Term and Termination

9.1	The term of this Agreement shall be for three (3) years from the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement.

9.2	*****. The original three (3) year term and any extension(s) thereto shall be referred to herein as the "Term" of this Agreement.

9.3	This Agreement may be terminated by a party hereto in accordance with the following terms and conditions:

(a)

either party may terminate this Agreement by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file, or have filed against it, a petition of any type as to its bankruptcy; be declared bankrupt; become insolvent; make an assignment for the benefit of creditors; go into liquidation or receivership;

***** Confidential treatment has been requested for omitted portions.

(b)

subject to compliance with the terms and conditions of Article 9.6, either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within twenty (20) business days (including cases of non-payment of undisputed invoices to Jabil) of receipt of written notice thereof from the first party; or

(c)	*****.

9.4	In the event of termination of this Agreement under Article 9.3 hereof, the parties shall have the following rights and obligations:

(a)

Terminationof this Agreement shall not release either party from the obligation to make payment of all amounts due to the other Party, including, but not limited to, all amounts that have accrued and remain outstanding as of the date of termination, including, subject to the terms and conditions of Article 2.6, Quantum’s obligation to pay for all materials, parts, components and work in process procured, on order or manufactured by Jabil pursuant to a quarterly Forecast, MDS or Sales Order submitted by Quantum under Article 2 hereof, but not yet fully incorporated into finished Products as of the effective date of termination.  The parties' liability on termination of this Agreement shall also be subject to Article 15.8.

(b)

.Jabil shall fill all MDSs and Sales Orders for the Products submitted by Quantum prior to the effective date of termination, and shall supply the Products covered by those MDSs and Sales Orders to Quantum in accordance with the terms and conditions: of those MDSs and Sales Orders.  Notwithstanding the foregoing, in the event of a material breach due to nonpayment, and after following the dispute resolution procedure set forth in Article 9.6, Jabil shall have the right to suspend all shipments on MDSs and Sales Orders pending at termination until such material breach is cured.

(c)

In the event that the dispute resolution procedure set forth in Article 9.6 does not lead to a satisfactory resolution of a material breach due to nonpayment by Quantum, Jabil shall be entitled to seek post-termination relief that includes the suspension of the licenses to Jabil’s Created Technology, Jabil's Existing Technology, and Jabil’s Confidential Information set forth in this Agreement without the necessity to post a bond.  Upon Quantum posting a bond covering the disputed amount due to Jabil, any such license suspension shall be lifted and Quantum shall have the full rights to use Jabil’s Created Technology, Jabil’s Existing Technology, and Jabil’s Confidential Information consistent with the license granted herein.  Inclusion of this explicit right of Jabil shall not restrict Quantum’s remedies for any breach by Jabil affecting the Quantum Intellectual Property licensed to Jabil herein.

***** Confidential treatment has been requested for omitted portions.

(d)	Each party's rights and obligations underArticles 8, 10, 11, 12, 14 and 15 shall survive the expiration or termination of this Agreement for any reason whatsoever.

9.5	*****.

9.6

Notwithstanding anything to the contrary contained in this Agreement, except for any material breach by either party of Article 10, each party agrees that, unless otherwise required in order to comply with deadlines under Applicable Laws, it will not terminate this Agreement, file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement until:  (a) the other party has failed to provide a prompt and effective remedy within the cure period set forth in Article 9.3(b); (b) it has given a senior executive of the other party written notice of its grievance; and (c) it has requested that senior executives for both parties to meet and discuss the matter in order to consider informal and amicable means of resolution; and (d) either such meeting failed to occur within five (5) days after such request or the meeting did not produce a mutually satisfactory resolution of the matter.

Article 10:	Confidentiality

10.1

Each party agrees that it will not use in any way for its own account, or for the account of any third party, nor disclose to any other person, firm, corporation or other entity, except as authorized in this Agreement, any Confidential Information disclosed or revealed to it by another party to this Agreement.  Each party shall take every reasonable precaution to protect the confidentiality of all such Confidential Information.  Each party shall use the same standard of care in protecting the Confidential Information of the other party hereto as it normally uses in protecting its own trade secrets and proprietary information.

***** Confidential treatment has been requested for omitted portions.

10.2	Notwithstanding any other provision of this Agreement, no information disclosed or revealed to a party hereunder shall be Confidential Information if that information is or becomes:

(a)	published or otherwise made available to the public other than by a breach of this Agreement;

(b)	.furnished to a party by a third party without restriction on its dissemination;

(c)	approved for release in writing by the party designating said information as Confidential Information; or

(d)	disclosed to a third party by the party transferring said information hereunder without restricting its subsequent disclosure and use by said third party.

10.3

Disclosure of any Confidential Information by a party hereto shall not be precluded if such disclosure is in response to the requirements of Applicable Law or any valid order of a court or other governmental body, provided that the receiving party promptly notifies the other Parties of such order and makes a good faith effort, at the expense of the other party, to assist such Party in obtaining a protective order requiring the Confidential Information so disclosed be kept in confidence and used only for the purpose for which such order was issued

10.4

Disclosure of any Confidential Information by a party hereto other than under the provisions of Article 10.3 is agreed by the parties to constitute “irreparable harm” for the purposes of determining whether an injunction shall issue in any court action alleging breach of this Article 10.

Article 11:	Product Acceptance and Warranty

11.1

Product Acceptance:  All Products supplied by Jabil to Quantum hereunder shall be subject to acceptance by Quantum.  Upon delivery of the Products by Jabil, in accordance with Article 7.2 hereof, Quantum or the Quantum OEM Customer shall conduct such inspections and acceptance testing as is reasonably necessary or appropriate to confirm that the Products conform to the Specifications therefor. In the event that Quantum or a Quantum OEM Customer reasonably determines that any Product fails to conform to the Specifications therefor, Quantum shall give written notice of rejection of that Product, including a detailed and complete description of Quantum's basis for asserting that the Product does not conform to the Specifications ("Specification Notice"), to Jabil within 10 business days after delivery of that Product by Jabil.  In the event that Quantum provides a Specification Notice under this Article 11.1 and Jabil does not dispute such Specification Notice by delivering to Quantum a detailed and complete description of its claim that the Product does in fact conform to the Specifications within 10 business days of receipt of the Specification Notice, Jabil shall repair or replace that Product in accordance with the RMA procedure set forth in Article 11.3 hereof.  Any specified times for delivery of Products shall be tolled during the resolution of a good faith dispute over whether a product conforms to the Specifications. In the event that Quantum fails to give written notice of rejection of any Product or deliver a Specification Notice within 10 business days after delivery of that Product by Jabil hereunder, that Product shall be deemed accepted by Quantum; provided, however, that acceptance of any Product by Quantum shall not affect or impair Quantum’s rights under Jabil’s warranty with respect to that Product, as set forth in Article 11.2 hereof.

***** Confidential treatment has been requested for omitted portions.

11.2

Jabil Parties' Workmanship Warranty:  Jabil warrants that all of the Products supplied to Quantum hereunder shall conform to all applicable Specifications, and shall be free from defects in Workmanship for a period *****. This warranty is extended to, and may only be enforced by, Quantum.  In addition, Jabil shall use Commercially Reasonable Efforts to assure that vendor warranties with respect to all materials, parts and components used in the Products extend for the benefit of Quantum, regardless of the length of any such warranty. For the avoidance of doubt, this warranty shall not apply to defects resulting from the design of the Products, or from materials, parts, or components, provided that such materials, parts or components have been purchased by Jabil pursuant to the AVL, or as otherwise approved in writing by Quantum.

11.3

Repair or Replacement of Defective Product:  In accordance with Jabil’s standard return material authorization process and procedure ("RMA"), Jabil shall either repair or replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in Article 11.2 provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period (“RMA Product”).  If Quantum desires to return a Product based on a claim of breach of the warranty set forth in Article 11.2, Quantum shall request an RMA number from Jabil. *****. Quantum shall pay all shipping, transportation, insurance, freight forwarding and other costs relevant to DDP shipments incurred in connection with the shipment of all such defective Products to Jabil’s repair facility.  Jabil shall analyze any such RMA Product and:

(a)	in the event a breach of warranty in Article 11.2 is found (“Defect”), then Jabil shall:

(i) repair or replace the RMA Product within twenty (20) business days of receipt by Jabil of the RMA Product and all required associated documentation;

(ii) reimburse Quantum for the reasonable cost of transporting the RMA Product to the designated repair facility;

***** Confidential treatment has been requested for omitted portions.

(iii) deliver the repaired RMA Product or its replacement, DDP (INCOTERMS 2000) to Quantum’s designated destination; and

(iv)  bear all shipping, transportation, insurance and freight forwarding costs incurred in connection with the shipment of all repaired RMA Products, or their replacements, to Quantum’s designated destination.

(b)	if no such Defect is found, then Quantum shall:

(i) reimburse Jabil for all fees, costs and expenses incurred to attempt a repair or replacement of the non-Defective RMA Product; and

(ii) bear responsibility for all transportation costs to and from Jabil’s designated repair facility.

The estimates of expected Defect repair costs are set forth on Exhibit B, and any proposed changes thereto shall be addressed in the quarterly true-up meetings mentioned therein.

11.4

LIMITATION OF JABIL’S  WARRANTY:  THE REMEDY SET FORTH IN THIS ARTICLE 11.3 SHALL BE QUANTUM’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF JABIL’S WARRANTY SET FORTH IN ARTICLE 11.2 HEREOF.  THE WARRANTY SET FORTH IN ARTICLE 11.2 IS IN LIEU OF AND JABIL EXPRESSLY DISCLAIMS, AND QUANTUM EXPRESSLY WAIVES ALL OTHER PRODUCT WARRANTIES OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OTHERWISE OR PURSUANT TO ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR MISAPPROPRIATION OR INFRINGEMENT OF ANY RIGHT, TITLE OR INTEREST OF QUANTUM OR ANY THIRD PARTY (INCLUDING, WITHOUT LIMITATION ANY INTELLECTUAL PROPERTY INTEREST), *****. QUANTUM UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT DESIGN LIABILITY, AND DAMAGE TO PERSON OR PROPERTY OWING TO IMPROPER DESIGN.  NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

QUANTUM ACKNOWLEDGES THAT JABIL'S PRODUCT WARRANTY, AS SET FORTH IN ARTICLE 11.2 HEREOF, IS EXPRESSLY CONTINGENT UPON THE USE OF THE PRODUCT IN A MANNER FOR WHICH THE PRODUCT WAS INTENDED, AND DOES NOT COVER A PRODUCT IF ANY OF THE FOLLOWING CONDITIONS APPLY:  (I) THE PRODUCT IS MODIFIED WITHOUT THE PRIOR WRITTEN APPROVAL OF JABIL; (II) THE PRODUCT IS SUBJECTED TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES, OR PHYSICAL, ENVIRONMENTAL OR ELECTRICAL STRESS; OR (III) THE SERIAL NUMBER LABEL IS REMOVED OR DAMAGED TO THE EXTENT THAT THE WARRANTY STATUS OF THE PRODUCT CANNOT BE DETERMINED.  THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM THE SPECIFICATIONS, OR (1) DESIGN ELEMENTS OF THE PRODUCTS SUPPLIED OR CONTROLLED BY QUANTUM; (2)TESTING SUPPLIED OR CONTROLLED BY QUANTUM; OR (3) MANUFACTURING PROCESSES FOR THE PRODUCTS SUPPLIED OR CONTROLLED BY QUANTUM, OR ANY MATERIALS, PARTS OR COMPONENTS INCLUDED BY QUANTUM IN THE SPECIFICATIONS.

***** Confidential treatment has been requested for omitted portions.

11.5

Warranty Reports:  Jabil shall provide Quantum with a written report of all warranty claims submitted by Quantum and its customers, on a monthly basis, no later than 15 days after the close of the calendar month to which each such monthly report pertains.

Article 12:	Indemnification *****.

***** Confidential treatment has been requested for omitted portions.

Article 13:	Reports and Communications

13.1

During the Term and thereafter, Jabil shall maintain complete records of all transactions hereunder, including, but not limited to, records pertaining to the manufacture, assembly and supply of all Products hereunder, including product yields, import/export documentation, shipping records, legal documents and notices, contracts for the supply of all materials, parts and components and all correspondence thereunder, purchase orders, sales orders, manufacturing process changes, engineering change notices and engineering changes and all other documents and materials created or used by Jabil in the performance of their obligations under this Agreement.  All records required to be maintained by Jabil with respect to any Products manufactured, assembled and supplied by Jabil hereunder shall be retained for a period of at least seven (7) years after the announced end of life of that Product, and all other records required to be maintained by Jabil hereunder shall be retained for at least seven (7) years from the completion of the transaction to which those records pertain, unless Quantum shall give written notice to Jabil of a longer record retention requirement required by law or regulation.  Subject to the terms and conditions of Article 10 and Jabil’s obligations under third party confidentiality agreements, upon reasonable written notice from Quantum, Jabil shall make such relevant records available to Quantum for inspection and copying from time to time, during the Term and/or thereafter during the retention period.

***** Confidential treatment has been requested for omitted portions.

13.2

Quantum and Jabil shall each appoint a program manager whose primary responsibility shall be to act as a focal point for discussions between the parties (the “Program Manager”).  Such discussions shall include, but not be limited to, pricing and delivery reviews, the volume requirements of Quantum, analyses of orders made against such volume requirements, and such other technical and commercial issues as are related to the subject matter of this Agreement.  The Program Managers shall also be responsible for maintaining pertinent records as are necessary to fulfill the terms and conditions of this Agreement.  Unless otherwise specified by one of the parties hereto, all operational written notices and other communications hereunder shall be sent to the parties' respective Program Managers as designated under this Article 13.2.  Unless otherwise agreed by the parties, the Program Managers will meet no less frequently than every six (6) months.  The names, addresses and contact information of the Program Managers of the parties are as follows:

Quantum:           Quantum Corporation
                     10125 Federal Drive
                     Colorado Springs, CO 80908-4508
                     Attn: *****.

                     Quantum Corporation
                     10125 Federal Drive
                     Colorado Springs, CO 80908-4508
                     Attn: *****.

Jabil:                Jabil Circuit, Inc.
                     10560 9th Street North
                     St. Petersburg, FL 33716
                     Attn: *****.

***** Confidential treatment has been requested for omitted portions.

13.3	The Parties mutually agree to a Monthly Business Review with a before-hand mutually agreed upon agenda. The Parties will hold a Quarterly Business Review (“QBR”) using the existing Quantum QBR format.

13.4

The Quantum Program Manager shall receive regularly from the Jabil Program Manager, or from any appropriate Jabil employee or authorized representative, such reports relating to the manufacture, assembly and supply of the Products as Quantum reasonably requests.  Such reports may come through the Jabil Supplier Interface System, Customer Interface System, or any other system that provides equivalent access or functionality.

13.5

The terms and conditions under which the parties will operate, support and maintain the Quantum IT Software and Infrastructure, EI systems specified in Article 3.12, the Jabil MES system, their reporting infrastructure, and/or other Jabil owned IT Software and Infrastructure are set forth in the Transition Services Agreement attached tothe Asset Purchase Agreement.

Article 14:	Insurance

14.1

Insurance Requirements:  Jabil shall, at its own expense, maintain throughout the Term at least the forms and amounts of insurance set forth below.  All coverage shall be placed with an insurance carrier licensed to do business in the state(s) or country(ies) of Jabil’s operations.

(a)

Commercial General Liability Insurance – including products/completed operations and broad form property damage, personal injury liability, contractual liability, and fire legal liability and/or tenant’s legal liability.  Minimum Limits -- $1,000,000 each occurrence and $2,000,000 general aggregate combined single limit for bodily injury and property damage.  Coverage must also include a $1,000,000 Products/Completed Operations Aggregate.

(b)

Auto Liability Insurance – including coverage for all owned, non-owned, and hired autos, including loading/unloading coverage.  Minimum Limits -- $1,000,000 combined single limit per occurrence for bodily injury and property damage.

(c)

Worker’s Compensation and Employers’ Liability Insurance - Minimum Limits – Workers’ Compensation limits as required in the state(s) or country(ies) of Contractor’s operations, and $1,000,000 Employers’ Liability coverage per injury or illness.

(d)	Errors & Omissions Liability Insurance - $2,000,000 per occurrence and in the aggregate. Coverage territory must be worldwide.

(e)	Umbrella and/or Excess Liability Insurance - $2,000,000 per occurrence and in the aggregate.

***** Confidential treatment has been requested for omitted portions.

(f)

Property Insurance – “All Risk” property insurance in an amount sufficient to cover improvements, contents, personal property, and other possessions (including third party property) located at or in any Jabil facility, including, but not limited to, the Facility.

Coverage must extend to any Quantum property in the care, custody, or control of Jabil.

(g)	Crime/Employee Dishonesty - $1,000,000 per occurrence.

14.2

Ten (10) Day Notice of Cancellation or Material Change in Insurance:  All insurance policies provided pursuant to Article 14.1 hereof shall provide for a ten (10) day advance written notice to Quantum in the event of termination, cancellation or material change in insurance.

14.3

Certificate of Insurance:  Upon Request by Quantum, Jabil shall furnish Quantum with certificates of insurance evidencing the coverage required in this Article 14.  Quantum’s mailing address, to which each certificate of insurance and required endorsement(s) shall be sent, is:

Quantum Corporation
Risk Management Department
501 Sycamore Drive
Milpitas, CA  95035

Article 15:	General

15.1	Amendment: This Agreement may be modified only by a written document signed by duly authorized officers of the parties.

15.2

Force Majeure:  A party shall not be liable for a failure or delay in the performance of any of its obligations under this Agreement (other than the payment of money) where such failure or delay is the result of fire, flood, typhoons, earthquakes, tornadoes, or other natural disaster, sabotage, destruction of production facilities, power failures, Act of God, war, terrorism, embargo, riot, labor dispute, strike or the intervention or acts of any government authority, including changes in law or regulations that materially and adversely impact the party, providing that the party failing in or delaying its performance immediately notifies the other party of its inability to perform and states the reason for such inability.

15.3

Assignment:  Neither party shall have the right or the power to assign, transfer or sublicense any of its rights, or delegate or subcontract the performance of any of its obligations, under this Agreement without the prior written authorization of the other party, except that each party (the "assigning party") shall have the right to assign this Agreement or any of the rights or obligations hereunder to any of its Affiliates without the prior written consent of the other party; provided, however, that (a) the assigning party shall remain subject to all obligations under this Agreement; and (b) any such assignment shall not result in any violation of any Applicable Laws.  Notwithstanding the provisions of this Article 15.3, upon written notice to Quantum, Jabil shall have the right to assign their rights to receive monies due and payable to Jabil hereunder without the prior written authorization of Quantum, subject to compliance with Applicable Laws.

***** Confidential treatment has been requested for omitted portions.

15.4

Counterparts:  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.5

Governing Law and Dispute Resolution:  This Agreement, shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, excluding conflicts of laws principles and any application of the U.N. Convention on Contracts for the International Sale of Goods.  Any dispute between the parties relating to the validity, performance, interpretation or construction of this Agreement shall be resolved in accordance with Delaware law and in the federal or state courts of Delaware.  The parties to this Agreement hereby irrevocably consent to the personal jurisdiction of the federal and state courts in Delaware for the resolution of all disputes hereunder.  Notwithstanding the provisions of this Article 15.5, the Parties shall have the right to seek relief, including preliminary and permanent injunctive relief, in any court of competent jurisdiction to prevent the unauthorized use, misappropriation, disclosure or infringement of any of intellectual property of the Parties or Confidential Information.

15.6

Waiver:  Should any party hereto fail to exercise or enforce any provision of this Agreement, or waive any right in respect thereto, such failure or waiver shall not be construed as constituting a waiver or a continuing waiver of its rights to enforce such other provision or right or any other provision or right.

15.7

Severability:  If any provision of this Agreement or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining provision shall be valid and enforceable to the fullest extent.

15.8

Limitation of Liability:  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE,    WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE AND WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE; ***** OR LIMIT THE LIABILITY OF QUANTUM WITH RESPECT to a breach of the terms and conditions of article 3.1 and any related provisions of this agreement.

***** Confidential treatment has been requested for omitted portions.

15.9

Effect of Headings:  The headings and sub-headings contained herein are for information purposes only and shall have no effect upon the intended purpose or interpretation of the provisions of this Agreement.

15.10

Integration:  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and integrates all prior discussions, proposals, and agreements (whether oral or written) between them related to the subject matter hereof.

15.11	Publicity: Neither party shall publicize or otherwise disclose the terms of this Agreement without the prior written approval of the other party.

15.12

No Partnership or Agency Created:  The relationship of Quantum and Jabil shall be that of independent contractors only.  Nothing in this Agreement shall be construed as making Jabil the agent or legal representative of Quantum or Quantum the agent or legal representative of Jabil or otherwise as giving either party the power or authority to bind the other party in any manner.

15.13	Binding Effect: This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

15.14

Notices:  Any legal notice to be made in connection with any right or obligation arising under this Agreement, shall be provided by registered or certified mail, reputable domestic or international air courier or facsimile (with a confirmation copy sent by registered or certified mail or reputable domestic or international air courier) by one party to the other at the following addresses.  All notices shall be deemed to be effective upon receipt by the receiving party thereof:

Quantum:             Quantum Corporation
                        501 Sycamore Drive
                        Milpitas, CA  95035
                        Attention: *****.

Jabil: :                  Jabil Circuit, Inc.
                        10560 Ninth Street North
                        St. Petersburg, FL 33716
                        Attention: *****.

***** Confidential treatment has been requested for omitted portions.

          IN WITNESS WHEREOF, the parties have had this Agreement executed by their respective duly authorized officers on the day and date first written above.

Quantum Corporation By: /s/Michael J. Lambert Name:Michael J. Lambert Title: Executive Vice President and CFO
Quantum Peripherals Europe, S.A. By:/s/Franco Mazullo Name: Franco Mazzullo, Title:Vice President
Jabil Circuit Inc. By: /s/ Chis A. Lewis Name:Chris A. Lewis, Title:Chief Financial Officer

[SIGNATURE PAGE TO THE MASTER SUPPLY AND INTELLECTUAL PROPERTY LICENSE AGREEMENT]

***** Confidential treatment has been requested for omitted portions.

Exhibit A*****.

Exhibit B *****.

Exhibit C*****.

Exhibit D*****.

***** Confidential treatment has been requested for omitted portions.